Filed Under Rule 424(b)(3), Registration Statement Nos. 333-98743 and 333-103966
Pricing Supplement No. 32 dated April 5, 2004
To Prospectus Dated May 09, 2003 and Prospectus Supplement Dated May 09, 2003
CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WGU9	$1,211,000.00	100.000%	0.625%	$1,203,431.25	FIXED	2.350%	SEMI-ANNUAL	04/15/2007	10/15/2004	$12.21	YES	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WGV7	$505,000.00	100.000%	1.000%	$499,950.00	FIXED	3.350%	SEMI-ANNUAL	04/15/2009	10/15/2004	$17.40	YES	Senior Unsecured Notes
Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities

CUSIP Number	Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Interest Rate	Interest Payment Frequency	Maturity Date	1st Interest Payment Date	1st Interest Payment Amount Per Thousand Dollars of Principal Amount	Survivor's Option	Ranking
12557WGW5	$2,352,000.00	100.000%	1.500%	$2,316,720.00	FIXED	4.800%	SEMI-ANNUAL	04/15/2014	10/15/2004	$24.93	YES	Senior Unsecured Notes
Redemption Information: Callable at 100.000% on 04/15/2006 and every interest payment date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: Banc One Capital Markets, Inc., Charles Schwab & Co., Inc., Citigroup, Edward D. Jones & Co., L.P., Raymond James, RBC Capital Markets, UBS Financial Services Inc., Wachovia Securities
The CIT InterNotes due 04/15/2014 will be subject to redemption at the option of CIT Group Inc., in whole or from time to time in part on the interest payment date occurring 04/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the CIT InterNotes due 04/15/2014 plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

CIT Group Inc.	Trade Date: Monday, April 5, 2004 @12:00 PM ET
Settle Date: Thursday, April 8, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC
Trustee: J.P. Morgan Trust Company, National Association (as successor to Bank One Trust Company, N.A.)

If the maturity date, date of earlier redemption or repayment or an interest payment date for any note is not a business day (as such term is defined in the prospectus supplement), principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the maturity date, date of earlier redemption or repayment or such interest payment date.

InterNotes® is the service mark of INCAPITAL, LLC. All Rights Reserved.

CIT Group Inc. $ 4,000,000,000 CIT InterNotes